UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2024

YUNHONG GREEN CTI LTD.

(Exact name of registrant as specified in charter)

Illinois	000-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 N. Pepper Road, Lake Barrington, IL 60010

(Address of principal executive offices) (Zip Code)

(847) 382-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YHGJ	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers.

Departure of Chief Executive Officer and Acting Chief Financial Officer

On October 30, 2024, the Board of Directors (the “Board”) of Yunhong Green CTI Ltd. (the “Company”), received notice of the resignation of Frank Cesario as Chief Executive Officer and Acting Chief Financial Officer of the Company, effective November 8, 2024. Mr. Cesario will continue as a Director of the Company.

Appointment of Chief Executive Officer

On October 30, 2024, the Board shared its intention to appoint Jana M. Schwan, 48, as Chief Executive Officer, effective November 11, 2024. Ms. Schwan has been employed by the Company in progressively more responsible roles in operational, purchasing, and product development capacities since September 2002, and currently leads its Sales, Marketing and Business Development activities in addition to all Operations of the Company. Ms. Schwan was named Vice President of Operations in 2017 and Chief Operating Officer in 2020.

There are no family relationships between Ms. Schwan and any other director or executive officer of the Company. There are no related party transactions involving Ms. Schwan that are reportable under Item 404(a) of Regulation S-K, except that her father, Mr. John Schwan, has a long-standing note payable from the Company to him. On December 31, 2023, that note amount was approximately $1.3 million. The Company repaid $1 million during January 2024, with the parties agreeing to pay the remainder at a future date as mutually agreed. That balance remains outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2024	YUNHONG GREEN CTI LTD.

	By:	/s/ Frank J. Cesario
	Name:	Frank J. Cesario
	Title:	Chief Executive Officer and Acting Chief Financial Officer